EXHIBIT 10.94.01

                         SECOND AMENDED AND RESTATED
                                   ON-SHORE
                     OPERATION AND MAINTENANCE AGREEMENT
                         COMMERCIAL OPERATIONS PHASE
                                      BY
                                     AND
                                   BETWEEN
                   TANGSHAN PANDA HEAT AND POWER CO., LTD.
                TANGSHAN PAN-WESTERN HEAT AND POWER CO.. LTD.
                   TANGSHAN CAYMAN HEAT AND POWER CO., LTD.
                       TANGSHAN PAN-SINO HEAT CO., LTD.
                                     AND
                   DUKE/FLUOR DANIEL INTERNATIONAL SERVICES

                           SECOND AMENDED AND RESTATED
                                    ON-SHORE
                       OPERATION AND MAINTENANCE AGREEMENT
                           COMMERCIAL OPERATIONS PHASE
                                       BY
                                       AND
                                     BETWEEN
                    TANGSHAN PANDA HEAT AND POWER CO., LTD.,
                 TANGSHAN PAN-WESTERN HEAT AND POWER CO., LTD.
                    TANGSHAN CAYMAN HEAT AND POWER CO., LTD.
                        TANGSHAN PAN-SINO HEAT CO., LTD.
                                       AND
                    DUKE/FLUOR DANIEL INTERNATIONAL SERVICES


                                  RECITALS:


      THIS AMENDED AND RESTATED OPERATION AND MAINTENANCE AGREEMENT is made and entered into on the 1st day of January, 1998, by and between Tangshan Panda Heat and Power Co., Ltd., a Chinese Joint Venture company ("Tangshan Panda"), Tangshan Pan- Western Heat and Power Co., Ltd., a Chinese Joint Venture company ("Tangshan Pan- Western"), Tangshan Cayman Heat and Power Co., Ltd., a Chinese Joint Venture company ("Tangshan Cayman") and Tangshan Pan-Sino Heat Co., Ltd., a Chinese Joint Venture company ("Tangshan Pan-Sino") (collectively, hereinafter referred to as "Owner"), and Duke/Fluor Daniel International Services, a general partnership formed in the State of Nevada by Duke Coal Project Services Pacific, Inc., a Nevada corporation, and Fluor Daniel Asia, Inc., a Delaware corporation, (hereinafter referred to as "Operator"), individually referred to hereinafter as "Party" and collectively as "Parties."

      WHEREAS, Duke Coal Project Services Pacific, Inc. entered into a Partnership Agreement dated September 1, 1994 with Fluor Daniel Asia, Inc. to form the partnership to be known as Duke/Fluor Daniel International Services;

      WHEREAS, Owner and North China Power Group Company, a Chinese company (the "Utility") entered into an Electric Energy Purchase and Sales Agreement dated September 22, 1995, pursuant to which Owner intends to construct and operate two nominal 5OMW coal-fired electric and thermal energy cogeneration power generation stations (collectively, the "Facilities") in Luannan County near the city of Gujiaying, Hebei Province, the People's Republic of China and pursuant to which Owner will sell and the Utility will purchase electrical energy produced by the Facilities and Owner shall sell steam and heat to local businesses;

      WHEREAS, Owner and Harbin Power Engineering Company, Limited, a Chinese company (the "EPC Contractor") have entered into a turnkey Engineering, Procurement and Construction Agreement dated April 24, 1996 (the "EPC Contract") a copy of which has previously been furnished to Operator pursuant to which the EPC Contractor thereunder will design, construct, test and startup the
Facilities:

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      WHEREAS, Owner desires to have Operator provide pre-commercial and post-commercial operation and maintenance services at the Facilities and Operator desires to provide such services;

      WHEREAS, Owner and Duke/Fluor Daniel International Services, Inc. entered into the Operation and Maintenance Agreement dated June 26, 1996 and where Duke/Fluor Daniel International Services, Inc. was characterized incorrectly as a Nevada corporation; and

      WHEREAS, the Operation and Maintenance Agreement dated June 26, 1996 was superseded by an Amended and Restated Operation and Maintenance Agreement dated as of March 6, 1997;

      WHEREAS, the parties have allocated the services to be provided into four separate contracts; two of which relate to off-shore services, one during the Construction Phase and one during the Commercial Operations, and two of which relate to on-shore services, one during the Construction Phase and one during the Commercial Operations; and

      WHEREAS, the parties have agreed that the Amended and Restated Agreement of March 6, 1997, is superseded by the four Agreements described above, one of which is this Second Amended and Restated On-shore Operation and Maintenance Agreement, Commercial Operations Phase, dated as of the date first written above.

      NOW, THEREFORE, in consideration of the foregoing and of the premises hereinafter contained, Owner and Operator agree as follows:


                                    SECTION I

                                   DEFINITIONS

      Whenever the following terms appear in this Agreement, they shall have the following meanings:

      "Affiliate" shall mean, with respect to any corporation, a corporation which controls, is controlled by, or is under common control with such corporation or successor thereto.

      "Agreement" shall mean this Operation and Maintenance Agreement made and entered into on the date set forth above by and between Tangshan Panda Heat and Power Co., Ltd., Tangshan Pan-Western Heat and Power Co., Ltd., Tangshan Cayman Heat and Power Co., Ltd., Tangshan Pan-Sino Heat Co., Ltd., and Duke/Fluor Daniel International Services.

      "Annual Budget" shall mean the budget of all costs and expenses anticipated to be incurred by Operator to meet its obligations under this Agreement during any calendar year, or part thereof.

      "Annual Outage Period" shall mean the annual period from November 1 through October 31 each year.

      "Approved Budget" shall mean the annual budget prepared and submitted by Operator pursuant to Section 2.17 hereof, which has been approved by Owner.

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      "Authorization To Proceed" shall mean Owners' written notice to Operator to commence the work required by this Agreement.

      "Claims" shall have the meaning given such term in Section 8.03A. hereof.

      "Commencement Date" shall mean the calendar date upon which Operator is to commence the work required by this Agreement as specified in the Authorization to Proceed.

      "Commercial Operation Date" shall mean the date upon which Owner's Facilities start regular delivery of their electric energy delivered to the Utility's Grid which shall be determined by the Utility and Owner after approval of 72 hour full-load testing operation by both the generation units of Owner's Facilities.

      "Consumables" shall have the meaning set forth in Section 2.07 hereof.

      "EPC Contract" shall mean the Turnkey EPC Contract between Owner and EPC Contractor relating to the design, procurement, construction, testing and starting up of the Facilities as the same may be amended, supplemented or modified from time-to-time.

      "EPC Contractor" shall mean Harbin Power Engineering Company Limited, a Chinese company.

      "Facilities" shall mean two nominal 50 MW coal-fired electric and thermal energy cogeneration power stations and steam and hot water distribution systems to be built by Owner in Luannan County near the city of Gujiaying in Hebei Province, The People's Republic of China to supply electrical energy to the Utility and thermal energy to a number of Chinese companies in Luannan County and all equipment contained therein and parts thereof. It shall include, without limitation, the fuel receiving and storage facility, all fuel delivery equipment from the fuel storage facility to the balance of the Facility, interconnection facilities to interconnect disconnect switch with the Utility (that is on the high side of Owner's step-up transformer) and other auxiliary equipment and systems described in the EPC Contract. It shall also include the steam and hot water distribution systems, including, without limitation, piping, heat exchangers, valves, controls, and insulation, to be built under separate contracts, up to the interconnect point at each individual customer.

      "Facilities Funding Date" shall mean the date upon which the initial loans are made by the Lenders to Owner.

      "Heat Rate" shall mean the net electrical output divided into the thermal input expressed in British Thermal Units Per Kilowatt Hours (BTU/kWh) at a specific process steam flow and condition.

      "Indemnitee" shall have the meaning set forth in Section 8.03A. hereof.

      "Lender" and "Lenders" shall mean Pan-Western Energy Corporation LLC, a Cayman Islands corporation.

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
      "Loan Documents" shall mean the relevant documentation executed between the Lender(s) and Owner for the financing of the Facilities and any other financing documents as may be amended from time-to-time, excerpts of which are attached hereto as Exhibit C.

      "Lost Work Day" shall mean any employee lost work day resulting from an on-the-job injury or illness.

      "Net Facilities Output" shall mean the power output of the Facilities in Kilowatts (kW) measured at the high voltage side of the main power transformer.

      "Notice to Proceed for the EPC Contract" shall mean a written notice from Owner to the EPC Contractor directing the EPC Contractor to commence the performance of the EPC Contract work.

      "Operator" shall mean Duke/Fluor Daniel International Services.

      "Owner" shall mean collectively Tangshan Panda Heat and Power Co., Ltd., a Chinese Joint Venture company, Tangshan Pan-Western Heat and Power Co., Ltd., a Chinese Joint Venture company, Tangshan Cayman Heat and Power Co., Ltd., a Chinese Joint Venture company, and Tangshan Pan-Sino Heat Co., Ltd., a Chinese Joint Venture company.

      "Owner's Account" or "Account of Owner" shall have the meaning set forth in Section 4.02 of this Agreement.

      "Owner's Representative" shall have the meaning set forth in Section 3.01 of this Agreement.

      "Outage" shall mean any interruption of required (dispatched) electric energy deliveries (as set forth in Sections 2.1 and 2.2 of the Electric Energy Purchase and Sales Agreement) to the Utility's Grid by Owner's Facilities.

      "Outage Days" shall mean the cumulative elapsed outage time of any type for each 50 MW unit of the Facilities calculated for each Annual Outage Period. Outage Days will be calculated on an actual time elapsed basis. (For example, twenty-four (24)one (1) hour outages shall be equal to one (1) day). Outage Days do not include the time when the Utility dispatches the unit(s) off-line or the Utility is unable to accept electrical energy due to Force Majeure conditions.

      "Plant Manager" shall mean Operator's on-site employee responsible for the operation and maintenance of the Facilities.

      "Power Agreement" shall mean the Electric Energy Purchase and Sales Agreement, and the General Interconnection Agreement, both dated as of September 22, 1995, the Supplemental Agreement dated February 10, 1996 and the technical interconnect dispatch agreement (to be executed prior to the Commercial Operation Date), relevant excepts of which are attached hereto as Exhibit A, all between Owner and the Utility.

      "Prudent Utility Practices" shall mean those practices generally followed by the United States electric utility industry with respect to the operation and maintenance of electric generating facilities (including, but not limited to, the operation and safety practices generally followed by the electric utility industry), to the extent reasonably possible, unless otherwise directed in writing by Owner or

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otherwise required for financing of the Facilities. Operator will not be responsible, however, for any failure to comply with those standards, or portions thereof, where that failure is caused or necessitated by differences between Chinese Prudent Utility Practices (or the like) and those of the United States, or by workforce or industry customs in China that make compliance by Operator with United States Prudent Utility Practices imprudent or impractical.

      "Reimbursable Costs" or "Reimbursable Cost" shall mean all reasonable and actual direct costs properly incurred.

      "Scheduled Commercial Operation Date" shall mean the expected date which the Facilities achieve Commercial Operation Date which is estimated to be November 1, 1998. Owner may change the Scheduled Commercial Operation Date by giving two hundred and forty (240) days prior written notice to Operator.

      "Scheduled Annual Overhaul Outages" shall mean those planned outages of the Facilities applied for by the Operator and approved and scheduled by the Utility annually in advance of the November 1 to October 31 annual period.

      "Scheduled Outage" shall mean those times the unit(s) are scheduled off-line by the Utility or Operator's request in advance such that they are not dispatched to produce electric energy by the Utility.

      "Site" shall mean that real property upon which the Facilities are located.

      "Utility" shall mean North China Power Group Company, a Chinese company organized under the laws of China.

      "$" shall mean United States Dollars.


                                  SECTION II
                     SERVICES TO BE PERFORMED BY OPERATOR

      Operator will provide all operation and maintenance services necessary for the efficient, sound and effective operation of the Facilities so as to enable the Facilities to satisfy the requirements set forth in the Power Agreement, attached as Exhibit A hereto and which may be amended from time-to-time, and to maintain the Facilities in good mechanical and operating repair and condition all in accordance with Prudent Utility Practices. Without limiting the generality of the foregoing, Operator shall do the following:

      2.01 Personnel. Operator shall recruit and train, in a manner consistent with Prudent Utility Practices, competent qualified personnel to operate and maintain the Facilities including, without limitation, the following:

      A. A Plant Manager, assigned to the Facilities full time, to manage on-site operations and maintenance, which individual shall be approved in writing by Owner.

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
      B.    Additional full time on-site personnel as needed.

      C. Additional engineering support, operations, maintenance, and management personnel not located full time at the Facilities, as needed to perform the requirements of this Agreement.

      Without limiting the generality of the foregoing, Operator will arrange to
(i) staff the Facilities during all hours; (ii) provide those full time on-site personnel identified and agreed to by Operator and Owner. Operator shall submit the qualifications of full-time, on-site management and key supervisory personnel hired for review and approval by Owner, and such personnel shall be acceptable to Owner at all times. Owner's approval or acceptance of any such personnel shall not be construed as or imply Owner's acceptance of the conduct, performance or qualifications of such personnel nor result in any waiver of Operator's duties and responsibilities for providing personnel as required for its performance or for responsibility for compliance with any standard or other duty of performance hereunder and as required by the Power Agreement and the Loan Documents. Personnel other than on-site management and key supervisory positions shall be recruited, trained, supervised, administered and directed by Operator, but shall be directly employed under contract with Owner or one of its affiliates or subsidiaries.

      2.02 INITIAL STAFFING, STARTUP AND TESTING. After receiving Authorization to Proceed, Operator shall prepare a hiring schedule for the personnel identified and agreed to by Operator and Owner. After review and written approval of the hiring schedule by Owner, Operator shall cause the commencement of initial hiring of personnel. Operator shall adjust the hiring schedule, as requested by Owner in writing, in accordance with changes in the construction, startup, and Commercial Operation Date, and shall obtain Owner's review and approval of such changes.

      Operator shall provide capable operating personnel to assist in initial training, startup and testing of the Facilities under the direction and supervision of the EPC Contractor. It is understood that Owner is obligated to pay for Operator's services during startup and testing as provided herein but that total supervision and direction of all startup and testing activities (including those of Operator) shall be furnished by the EPC Contractor who will have care, custody and control of the Facilities prior to Commercial Operation Date of the Facilities.

      2.03 OPERATION AND MAINTENANCE. Operator shall operate and maintain the Facilities, seven (7) days a week, twenty-four (24) hours per day, in accordance with Prudent Utility Practices, manufacturers' recommendations as applicable, and as required by the Power Agreement attached hereto as Exhibit A, or Loan Documents as may be amended relating to the Facilities and this Agreement. The Operator will operate the Facilities in a manner to maximize the useful life of the equipment, to avoid excessive fuel consumption, to minimize downtime for repairs, and to avoid forced outages, in a manner consistent with that of a prudent owner maintaining its own facility for its own account. Operator shall consult with Owner in order to clarify its obligations in the event that any conflict exists in these obligations under this Agreement. Operator shall be solely responsible for the operation and maintenance of the Facilities hereunder but will follow the directions of Owner with respect to financial or economic matters as long as compliance with such directions will not materially and adversely affect the operation and maintenance of the Facilities nor its performance as required hereunder after comparison of the relative benefits and detriment of incurring any cost and the relative effect on operations if such cost were not incurred.

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      2.04  TOOLS.

      A. Operator shall review the tool list developed by the EPC Contractor pursuant to the EPC Contract, and shall identify and prepare a list of recommended tools required to adequately perform the requirements of this Agreement. Said list will be submitted to Owner in one or more increments and shall be modified or supplemented throughout the term of this Agreement by agreement of the Parties as necessary to permit the timely acquisition thereof. The initial list of such tools shall, in no event, be submitted to Owner later than one hundred eighty (180) days prior to the Scheduled Commercial Operation Date.

      B.    The initial supply of tools identified on the list described in
            Section 2.04A. above shall be subject to the written approval of the Owner and will be procured by Operator to Owner's account as provided in Section IV of this Agreement or as a Reimbursable Cost. Operator shall promptly notify Owner in writing of tools that were not approved that could impact its obligations and duties hereunder.

      C. Operator shall be responsible for annually, or as otherwise reasonably requested by Owner in writing, preparing and presenting to Owner an accurate reconciliation of the Facilities' tool inventory.

      D. Operator shall be responsible for the use, management, control, care, and custody of the Facilities' tools.

      E. Operator shall repair or replace tools as required, as a Reimbursable Cost or to the Account of Owner, as provided in Section IV.

      F. Operator shall periodically, and no less frequently than annually, review the Facilities tools, and make recommendations to Owner for additional tools that would improve the Facilities operations.


      2.05 SPARE PARTS.

      A. Operator shall review the spare parts list developed by the EPC Contractor pursuant to the EPC Contract, and shall identify and prepare a list of recommended spare parts required to adequately perform the requirements of this Agreement. Said list will be submitted to Owner in one or more increments and shall be modified or supplemented throughout the term of this Agreement by agreement of the Parties as necessary to permit the timely acquisition thereof. The initial list of such spare parts shall, in no event, be submitted to Owner later than one hundred eighty (180) days prior to the Scheduled Commercial Operation Date. Spare parts will be determined with reference to generally accepted practices in the industry and with reference to manufacturer's recommendations.

      B. The initial supply of spare parts identified on the list described in Section

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            2.05A. above shall be subject to the written approval of the Owner and will be procured by Operator for Owner's account as provided in
            Section IV of this Agreement or as a Reimbursable Cost.

      C. Operator shall, subsequent to submitting the initial list of spare parts described in Section 2.05A. above be responsible for procuring, for Owner's account as provided in Section IV hereof or as a Reimbursable Cost, replacements for said listed spare parts as necessary.

      D. Operator shall be responsible for the use, care, custody, management and control of said spare parts.

      E. Operator shall be responsible for annually, or as otherwise reasonably requested by Owner in writing, performing and presenting to Owner an accurate reconciliation of the Facilities' spare parts inventory.

      F. Operator shall be responsible for establishing proper and effective on-site warehousing and inventory controls for such spare parts. The inventory control system is to be coupled to an Owner approved plant maintenance management information system.

      G. Operator shall procure additional parts subject to Owner's written approval or replacement parts to maintain inventory at levels to support Facilities requirements, as a Reimbursable Cost or to the Account of Owner as provided for in Section IV.

      2.06 EQUIPMENT.

      A. Operator shall identify and prepare a list of recommended machinery, equipment, office furnishings, computers, and software (the "Equipment") required to adequately perform the requirements of this Agreement. Said list will be submitted to Owner in one or more increments and shall be modified or supplemented throughout the term of this Agreement by agreement of the Parties as necessary to permit the timely acquisition thereof. The initial list of such Equipment shall, in no event, be submitted to Owner later than one hundred eighty (180) days prior to the Scheduled Commercial Operation Date.

      B.    The Equipment identified on the list of such Equipment described in
            Section 2.06A. above shall be subject to the written approval by Owner and shall be procured by Operator for Owner's Account as provided in Section IV or as a Reimbursable Cost. Operator shall promptly notify Owner in writing of the Equipment that was not approved that could impact Operator's obligations and duties hereunder.

      C. Operator shall periodically review the Equipment required to perform under this Agreement and make recommendations to Owner of modifications or additions to the Facilities equipment throughout the term of this Agreement that would improve or enhance the Facilities operations.

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      D.    Operator shall be responsible for the use, management, care, custody, operation and maintenance of said Equipment. Operator shall repair or replace, as a Reimbursable Cost or to the Account of Owner as provided for in Section IV, the Equipment.

      E. Operator shall, when approved in advance by Owner in writing, procure and install additional Equipment as a Reimbursable Cost or to the Account of Owner as provided for in Section IV.

      2.07 CONSUMABLES AND OTHER MATERIALS.

      A. Operator shall identify those consumable, expendable, and other materials and supplies ("Consumables") necessary to perform the requirements of this Agreement. Said Consumables will be identified to Owner throughout the term of this Agreement as necessary to permit the timely acquisition thereof. The initial list of such Consumables shall, in any event, be identified and submitted to Owner in writing no later than one hundred eighty (180) days prior to the Scheduled Commercial Operation Date.

      B. Operator shall use, manage, care for, control and maintain Consumables as required to support the needs of the Facilities, and procure Consumables, as Reimbursable Costs or to Owner's Account as provided in Section IV, throughout the term of this Agreement.

      2.08 PURCHASED PARTS, LABOR AND SERVICES. Operator shall identify and procure, as Reimbursable Costs or for the account of Owner as provided for in
Section IV, parts other than spare parts and labor and services throughout the term of this Agreement as necessary to perform the requirements of this Agreement. This will include procurement for the services of equipment manufacturer's personnel, or personnel trained and qualified to provide equivalent services, to perform manufacturer's recommended service procedures when deemed necessary. Without limitation, Operator, in its capacity as Owner's agent, shall procure as a Reimbursable Cost third-party contracts to clean up and remove hazardous waste and solid waste, except to the extent such waste arises out of the negligence or fault of Operator or pursuant to Section 2.16. Any maintenance or repair which can reasonably be performed by regular full time on-site personnel, provided pursuant to Section 2.01 above, shall be performed by them.

      2.09 MAINTENANCE AND REPAIRS. Operator shall comply with procedures developed pursuant to Section 2.10 below and otherwise provide all maintenance and repair services necessary to keep the Facilities in good working order in a manner consistent with Prudent Utility Practices, to correct by appropriate measures any damage to or malfunction of the Facilities, and provide all necessary information to and cooperate with Owner so that Owner may enforce or make warranty claims with respect to any repair or malfunction. Any parts utilized in performing operation and maintenance services shall be new or refurbished according to manufacturer's recommendations. Operator shall assign to Owner the manufacturer's warranty on all parts Operator has procured.

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      2.10 OPERATING, MAINTENANCE AND SAFETY PLANS AND PROCEDURES. Using the
operations and maintenance manuals supplied to Owner by the EPC Contractor pursuant to the EPC Contract as supplemented by Operator's standard procedures developed for like facilities, Operator shall develop (and furnish copies to Owner for review and approval in writing) necessary, specific and fully integrated operating, maintenance and safety plans and procedures including, without limitation, the following (each of which shall satisfy the requirements set forth in the Power Agreement):

      A. Startup, operating, dispatching and shutdown procedures for the Facilities equipment and systems including appropriate periodic checks of and/or for water quality and treatment requirements, fluid or gaseous leaks, improper temperatures, excessive noise and vibrations, proper pressures and liquid levels, emission levels and other pertinent operating information indicative of the equipment condition.

      B. Periodic maintenance plans identifying schedules and procedures for the equipment lubrication, packing and seal checks, filter checks and services, and electrical and control system checks.

      C. Plans and procedures for long-term maintenance and overhaul of the Facilities' equipment.

      D.    Plans and procedures for as-needed repairs and overhauls.

      E. Plans and procedures for emergency service and repairs as needed, twenty-four (24) hours a day, each day of the year. Such procedures will provide for expedited service and repairs; for the availability of Operator's management personnel, in connection with such services, on a twenty-four (24) hours a day, each day of the year basis; for notification of and expediting the availability of factory or service personnel when necessary repairs are beyond the capabilities of on-site personnel, and for the immediate notification of Owner of any emergency event or condition, of anticipated corrective actions to be taken and of anticipated service and repair times and cost consequences.

      F. Procedures for identifying, acquiring and maintaining required spare parts to ensure that the Facilities has an adequate inventory of spare parts, in accordance with Section 2.05 of this Agreement including a critical spare parts analysis which will identify key parts that may require over-stocking for the purpose of increased plant availability.

      G. Procedures for notice to and approval by Owner of any alterations or capital improvements to the Facilities, so that no alterations or capital improvements to the Facilities will be made without the written consent of Owner.

      Operator will, without limitation, provide in such plans and procedures for visual, mechanical or instrumental inspection as necessary in order to provide early detection of required adjustments, repairs or replacements so that required adjustments, repairs or replacements can be scheduled with minimum interference to the Facilities operations insofar as possible. Such procedures will be consistent with applicable manufacturer's recommendations, will provide for the services of factory

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representatives and/or outside consultants where appropriate and will provide for orderly shutdowns and minimum interference with operations. Such procedures will be reviewed as required and in no event less frequently than annually with a copy of the review provided to Owner. No alterations to the Facilities shall, in any event, be made without the prior written approval of Owner.

      2.11 RECORDS. Operator shall keep and maintain maintenance and operation records for the Facilities and for the equipment therein. Such records shall satisfy the requirements set forth in the Power Agreement and Lenders' requirements under Loan Documents and shall include, without limitation: the logging of daily exception reports; daily Operator's logs; a record of all maintenance and repairs performed; copies of all plans and procedures developed pursuant to Section 2. 1 0 above or otherwise; emissions and compliance reports; equipment and instrument calibration records; fuel consumption records; and electricity production, consumption and delivery records. All records shall be made available for examination by Owner, the Utility (where required by the Power Agreement) or Lender (where required by the Loan Documents) during normal working hours

      2.12 REPORTS. Operator shall prepare and furnish a monthly operations report within ten (10) business days following the close of each calendar month, including the following:

      A. A review of operations for the prior month (fuel consumption, electricity and steam production, consumption and deliveries).

      B. Identification of significant exceptions to the normal status of equipment.

      C. Identification of all major repairs or alterations made to equipment during the prior month.

      D. Identification and explanation of significant performance deviations from the prior month or from anticipated performance.

      E. Identification of maintenance and shutdowns planned for the succeeding twelve (12) months.

      F. Any significant personnel issues including hiring, disciplinary action or lost time due to injuries.

      G. Such other matters as may be reasonably requested by Owner in writing.

      Operator shall also provide all notices and reports required in connection with the operation and maintenance of the Facilities by applicable permits, laws and regulations and the Power Agreement and Loan Documents relating to the Facilities within the times required. Owner shall be responsible, pursuant to
Section 3.10C., for providing those documents which identify all required notices relating to the operation and maintenance of equipment contained in the Facilities that are required by this Section 2.12 and Operator will cooperate with Owner in the identification and obtaining of all such documents.

      2.13 GOVERNMENTAL, REGULATORY, UTILITY AND SAFETY REQUIREMENTS. Operator shall operate and maintain the Facilities in compliance with all applicable laws, permits, approvals, ordinances, rules, regulations and orders of central, provincial, city, county and local governmental authorities. Operator

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shall also comply with all safety and other rules and regulations reasonably established in writing by Owner with respect to the Facilities and with all safety and other rules and regulations established by the Utility with respect to interconnection delivery facilities and with respect to property owned by or leased from the Utility. In the event that such requirements change during the term of the Agreement, and such changes require additional costs of Operator, these additional costs shall be mutually determined by Owner and Operator and reimbursed to Operator by Owner as Reimbursable Costs. In the event such changes require alteration to the Facilities, Owner shall be responsible for the costs of such alterations.

      2.14 LIENS AND ENCUMBRANCES. Operator shall keep all real property and all personal property and equipment associated with or part of the Facilities free and clear of all liens and encumbrances caused by an action or failure to act by Operator or any of its consultants, suppliers or subcontractors in the performance of its obligations under this Agreement, including, without limitation, failure by Operator to pay, when due, any bill or charge for labor or services performed or materials or equipment furnished for use in connection with this Agreement. Contractor shall immediately notify Owner in writing of any such liens or encumbrances. Nothing herein contained shall require Operator to pay any claims for labor, materials or services which Operator, in good faith disputes and which Operator, at its own expense, is currently and diligently contesting; provided, however, that Operator shall, not later than thirty (30) days after notice of the filing of any claim of lien that is disputed or contested by Operator, post a surety bond sufficient to release said claim of lien in accordance with the relevant laws and approvals of the People's Republic of China or other relevant laws.

      2.15 METERING. Operator shall verify the accuracy of meters and devices used to measure the delivery of thermal energy as required, but in no event less frequently than quarterly. Operator shall verify the accuracy of meters and devices used to measure the delivery of electricity, coal, and water as required, but in no event less frequently than annually. Such verification is to be performed in a manner consistent with the requirements of the Power Agreement and the steam sales agreements, and other applicable regulations of the Utility.

      2.16 WASTE. Operator shall not allow any hazardous or solid waste to accumulate on the Site in contravention of any applicable law, regulation or governmental permit or license, the Power Agreement, or any Loan Documents relating to the Facilities or otherwise to cause any impediment to operations and maintenance services to be performed or which may threaten the health or safety of persons present at the Facilities. Operator shall notify Owner immediately should any hazardous or solid waste problem arise and shall assist Owner to remedy such situation.

      2.17 SCOPE OF WORK. Operator shall perform, throughout the term of this Agreement, all services described in this Agreement. Such services shall be performed and supplied in connection with, but not limited to, the following:

      A. Prior to and until such time as construction of the Facilities is commenced pursuant to funding from non-affiliated third party lenders to the Facilities, Operator will:

            i. Develop a written plan for the conduct of its responsibilities under this Agreement and form, or be prepared to immediately form, a business entity appropriate for the conduct of its responsibilities under this Agreement and in accordance with a written business plan to be agreed to by the Owner;

            ii. Provide a preliminary review and consult with Owner regarding all plant design specifications, paying particular attention to designs which affect the Facilities operations and operability, and submit a written assessment thereof to Owner for its review;

            iii. Conduct a preliminary assessment of the available local Chinese labor force which may be available to assist in the Facilities operations and report thereon to the Owner;

            iv. Develop preliminary standards, qualifications, and position description criteria for key personnel and positions which it believes necessary to perform its duties under this Agreement:

            v. Develop and provide to Owner its plans with respect to all training required for all Chinese labor;

            vi. Prepare and deliver to Owner a draft organization chart for the full staffing of the Facilities, thought to be required;

            vii. Develop and prepare its proposed preliminary, pre-commercial and post-commercial operating budgets for the Facilities and discuss all matters relating thereto for conclusion and acceptance by Owner;

            viii. Support Owner with one (1) trip to New York for a presentation to bond rating agencies and cooperate with and assist Owner on all matters, with information relating to Operator which may be reasonably required, within the scope of its work to be conducted pursuant to this Agreement, which may or does affect Owner's ability to obtain construction and permanent financing for the Facilities; and

            ix.   In the performance of the services provided pursuant to this
                  Section 2.17A., Operator may consult with and utilize Owner's advisors and consultants and information, for assistance in its preliminary legal and procedural analysis of the business structure required for the conduct of operations. The cost of the use of such outside consultants (whose use and scope of services shall be pre-approved by Owner) will be borne by Owner, except as required by Operator in the formation of Operator's business unit. Owner makes no representation or warranty to Operator with respect to the reliability or accuracy of all such information, or advice, and Operator shall make its own assessment and determination as to the reliability and accuracy thereof.

      B.    NOT USED

      C. COMMERCIAL OPERATIONS PERIOD. After the Commercial Operation Date, Operator will have complete on-site responsibility for the operations and the maintenance of the Facilities. This includes providing all (expatriate or local) plant management, administration, supervision and staffing functions and activities as are necessary. This responsibility will include the procurement of materials, supplies, consumables and outside services, as per approved budget.

            The scope of services and activities required from Operator to meet these responsibilities include, but are not limited to, those described in the following sections.

            (i) OPERATIONAL SERVICES. Operator's operations and maintenance responsibilities shall include, but are not limited to, the following:

                  (a) The continued providing and training of sufficient qualified and competent personnel to operate and maintain the Facilities;

                  (b) Operational activities necessary to produce and supply reliable electrical energy to the customer in accordance with the Power Agreement;

                  (c) Operational activities necessary for the supply of thermal energy to the thermal hosts in accordance with the thermal energy supply agreement during those hours when electrical power is generated;

                  (d) The Facilities operation in compliance with all environmental regulations and updates, including noise, water intake, waste water discharge, ash and solids disposal, and air emissions permits. This shall include the timely submittal of periodic reports as required by the permits;

                  (e) Fuel control including sampling, testing, unloading, storage and accounting;

                  (f)   The control of minimal waste water discharge from the
                        Facilities: and

                  (g) The safe and secure storage and control of all gases, chemicals, lubricants and any other hazardous or perishable consumables.

            ii. MAINTENANCE SERVICES. Operator shall preserve the Facilities in good mechanical, electrical and operating repair and condition in accordance with Prudent Utility Practices. Operator's maintenance responsibilities shall also include, but are not limited to, the following:

                  (a) Providing continuous updates to the previously implemented MMIS including the generation of comprehensive monthly reports on all preventive, planned, and/or deferred work orders associated with the Facilities;

                  (b) Developing short-term and long-term maintenance plans for the Facilities in accordance with manufacturer's requirements and prudent practices;

                  (c) The Facilities upkeep and maintenance, including landscaping, roadways, buildings, and rubbish collection; and

                  (d) The management of the spare parts and tool inventory including a monthly activity summary. This responsibility shall include performing an annual, audited, physical count of all items retained on-site.

            iii. ADMINISTRATIVE SERVICES. Operator shall be responsible for all normal administrative and personnel related activities relating to its employees, including benefits, bonuses, scheduling and overtime.

                  In addition, Operator's responsibilities shall include, but are not limited to, the following:

                  (a) The safety of all personnel and equipment at the Facilities. This responsibility shall include compliance with all ordinances, regulations, and local or national legislation;

                  (b) The physical security of the Facilities and its equipment, inventory, and personnel;

                  (c) The efficient operation of the Facilities to maximize useful life of equipment, to avoid excessive fuel consumption, to minimize downtime for repairs and forced outages within the constraints of the Power Agreement and thermal energy agreements;

                  (d) The coordination of fuel requirements for the Facilities with the fuel supplier in accordance with the fuel supply contract;

                  (e) All purchasing activities on-site, including the purchase of all consumables, chemicals, spare parts, equipment, equipment repairs, outside Operator services and approved the Facilities modifications. Purchasing activities shall include obtaining competitive quotes, examination, purchase document control, expediting, receiving, inspection and invoice approval. Monthly purchase activity summaries will be required;

                  (f) The development of an on-site annual budget with regard to purchased parts, services and administration cost for approval by Owner at least two (2) months prior to the budget year in question or such other time period as may be required in the Power Agreement or any Loan Documents;

                  (g) The development of, revisions to, and management of emergency systems and procedures in accordance with all Power Agreements and local and national regulations;

                  (h) To use reasonable efforts to promote mutually beneficial relationships with customer representatives, thermal hosts, and fuel suppliers;

                  (i) To use reasonable efforts to promote public relations relating to the Facilities and to maintain good community relations including those with the city, county and provincial authorities, and neighbors;

                  (j) Support of the Owner in the timely update, re-application or renewal of all environmental or operating permits that pertain directly to the operation of the Facilities; and

                  (k) The development of an annual capital improvement plan with draft plans and proposed budget implications.

            D.    NOT USED

            E.    NOT USED

            F.    Testing of the Facilities required by the Power Agreement.

            G. Startup of the Facilities in connection with each dispatch from the Utility.

            H. Management and provision of all activities required for the Facilities support and operation, under the direction of Owner's Representative, including but not limited to: community interface, fuel scheduling, and management of other contracts and services necessary to support the Facilities.

            I.    Operation of the Facilities.

            J. Management of all operation and maintenance requirements of the Facilities.

            K.    Maintenance of the Facilities.

            L. Furnishing electrical energy to the Utility, together with the maintenance schedules and other records required by the Utility under the Power Agreement.

            M.    NOT USED

            N. Assist Owner in obtaining and renewing the necessary permits and licenses of Section 3.05 when requested by Owner.

            O. Submit a desired schedule of Scheduled Outages as defined herein (including the duration of each outage) to Owner at least four (4) weeks before Owner is required to supply same to the Utility.

            P. Cooperate with the Utility and Owner in scheduling and performing all scheduled maintenance outages, routine maintenance and major overhaul outages in accordance with Owner's obligations under the Power Agreement or as set forth in any Loan Documents.

            Q. Preparation and submission to Owner, for Owner's approval, of an Annual Budget for the Facilities, at least ninety (90) days before the beginning of each calendar year. Such budget shall be consistent with the requirements of this Agreement and meet the requirements of the Power Agreement or any Loan Documents.

            R. Provide sufficient training to operating and maintenance personnel to assure that their capabilities and qualifications are maintained.

            S. Cooperate with the Utility in scheduling and performing all testing required under the Power Agreement.

            T. Provide all other maintenance and operations services necessary to the safe, efficient and reliable operation of the Facilities.


                                  SECTION III
                      SERVICES TO BE PERFORMED BY OWNER

From and after the Commencement Date, Owner shall be responsible for the following:

      3.01 OWNER'S REPRESENTATIVE. Owner shall provide a full-time Owner's Representative to administer Owner's responsibilities under this Agreement, to monitor the operation of the Facilities, and to provide direction on economic and financial matters associated with all its responsibilities hereunder.

      3.02 OFFICE SPACE, EQUIPMENT, AND ADMINISTRATIVE SERVICES. Owner shall provide office and administrative space, administrative services and equipment for Operator at the Facilities.

      3.03 TOOLS, SPARE PARTS, EQUIPMENT AND CONSUMABLES. Owner will:

            A. Provide written approval or give timely objections to the lists of tools, spare parts, Equipment, and Consumables identified by Operator pursuant to Section II.

            B. Pay for approved supplies of tools, spare parts, equipment, Consumables, and purchased parts, labor and services and Reimbursable Costs required by Operator to perform its responsibilities under this Agreement, and as provided for in this Agreement.

      3.04 UTILITIES. Owner will provide and pay for all utilities.

      3.05 PERMITS AND LICENSES. Owner will obtain necessary permits and licenses, except those which are issued in the name of Operator or that Operator is required to obtain under Section 11 above.

      3.06 STAFFING SCHEDULES. Owner will provide written approval or give timely objections for its obligation to give staffing schedule approval required in Section 2.02.

      3.07 MANUALS. Consistent with the needs of Operator for such material to perform its obligations under this Agreement, Owner shall deliver, or cause to be delivered to Operator, copies of operating and maintenance manuals for all equipment installed in the Facilities and any and all additional documents received from the EPC Contractor under the EPC Contract including, but not limited to, as-built drawings of the Facilities, record books, vendor manuals and operations and maintenance manuals.

      3.08 NOT USED

      3.09 PAYMENTS. Owner shall make payments to Operator in accordance with Sections IV and V of this Agreement.

      3.10 OTHER RESPONSIBILITIES. Owner will:

            A. Provide and pay for all fuel required throughout the term of this Agreement.

            B. Pay or reimburse Operator all property or other taxes (including, but not limited to, any business tax or VAT taxes) related to the Facilities or its activities and operations but not income taxes of Operator (except as provided in Section 4.04).

            C. Provide all necessary documents in its possession, that Operator needs to perform its obligations relating to the operation and maintenance of equipment contained in the Facilities under this Agreement. Owner and Operator shall consult with each other to determine the obligations under such documents for which Operator is responsible.

      3.11 Owner shall, at all times, conform to all laws, ordinances, rules and regulations applicable to it.

      3.12 Owner has a responsibility to identify and provide Operator with all relevant provisions in the Power Agreement and the Loan Documents and any amendments thereto in a timely manner. To the extent that Owner does not notify Operator of such amendments, Operator is not liable for compliance with such amendments. Owner agrees to consult with Operator in the event that such changes to the Loan Documents or Power Agreements is contemplated.

                                  SECTION IV
                                 COMPENSATION

      4.01 Owner shall pay for services provided by Operator during all periods of service provided under this Agreement as follows:

            A. OPERATIONS AND MAINTENANCE COSTS. Operator will manage and control operations and maintenance costs according to a predetermined budget that has been accepted by and developed in conjunction with the Owner. All operations and maintenance expenses will be administered by Operator and paid by Owner in local currency or paid as a Reimbursable Cost.

            B. LOCAL LABOR COSTS. Operator shall engage one or more Chinese contractors to supply suitable operations and maintenance personnel for the Facilities under direct contract with Owner. All labor contract expenses shall be administered by Operator and paid by Owner in local currency. In the event the Parties direct-hire labor personnel, the Operator will recruit such personnel under a direct employment contract with Owner.

            C.    NOT USED

            D. OPERATOR'S US LABOR COSTS (WORK OUTSIDE OF US). All Operator's United States labor (those employed and paid by Operator for work performed outside the US) will be billed in US dollars to Owner at a fixed multiplier of 2.1 on the hourly rate, plus an additional amount sufficient to cover any duties, taxes, incentives and other labor-related fees assessed on the income of foreign nationals (which will be passed along by Operator to its employees), for pre-approved work performed hereunder outside of the United States. Reimbursement for individual income taxes will be in accordance with Fluor Daniel's International Assignment Policy Supplement 9, Section 9.5, Expatriate Taxation Policy, effective April 1, 1996. Owner will be notified of changes to this policy. Expenses associated with pre-approved work performed will be billed at cost. Travel and living expenses will be billed in US dollars at actual cost with no markup in accordance with Operator's standard travel policies. Payments by Owner to Operator for such labor shall be in US currency.

            E. EXPATRIATE CONTRACT LABOR COSTS. Expatriate contract labor costs will be treated as normal operations and maintenance expenses (summarized in 4.01A. above) and will be billed through to Owner at actual cost with no markup, but with an increase sufficient to cover any duties, taxes, incentives and other labor-related fees assessed on the income of such expatriate contract laborers for payment by Operator to such laborers. Payments by Owner to Operator for such labor shall be in U.S. or Chinese currency as directed by Operator.

            F. PLANT GENERAL AND ADMINISTRATIVE EXPENSES. Plant site General and Administrative (G&A) costs will be managed and controlled according to a predetermined budget that has been accepted by Owner. All G&A costs associated with plant operations will be administered by Operator and paid for by Owner in local currency.

      All labor costs (items A., B., D., E., and F. above) will be tracked against a budget approved by Owner.

            G. OPERATING FEE. In addition to the expense reimbursements provided for above, an annual fee of Three Hundred Seventy-Five Hundred Thousand and No/100 Dollars ($375,000 US dollars) will be paid to Operator in equal monthly installments beginning with the establishment of Commercial Operations to operate and maintain the Facilities (the "Operating Fee"). For the first calendar month, the monthly installment of the Operating Fee shall be prorated based on the number of days of the month after the Commercial Operations Date. The Operating Fee and all dollar amounts indicated in Section 4.01H.vi., vii., and viii. shall be adjusted annually commencing on the first day of each year subsequent to January 1, 1997, by the change in index values of the (i) immediately preceding month of December; and (ii) the next immediately preceding month of December, as specified in the Consumer Price Index for All Urban Consumers, U.S. City Average, Table 1, in the row titled "Services" under the column heading "Unadjusted percent change to..." as published in CPI Detailed Report for the immediately preceding December.

            H.    CONTRACT PRICE ADJUSTMENTS.

                  i. PEAK HOUR OUTPUT PRICE ADJUSTMENt. Subsequent to the Commercial Operations Date, Operator's monthly installment of the annual Operating Fee, described in
                        Section 4.01G., will be adjusted based on the facility energy output during Peak Hours (Peak Hours shall mean the eight (8) hour period during each day designated as "Peak Hours" by the Utility) as follows:

                        (a) For each Peak Hour period during each day that the Facilities exceed 760,000 kWh of net energy production, Operator will receive an increase in the monthly installment of the annual Operating Fee of $0.010/kWh for each kWh above 760,000 kWh of net energy production during the Peak Hour period for that day.

                        (b) For each Peak Hour period during each day that the Facilities produces less than 800,000 kWh of gross energy production, Operator's monthly installment of the annual Operating Fee will be decreased by $0.050/kWh for each kWh below 800,000 kWh of gross energy production during the Peak Hour period for that day. This provision (b) does not apply for times when either unit is in a Scheduled Outage, is not dispatched by the Utility or is unable to produce electric energy due to a Force

                              Majeure condition of the Facilities or the Utility. In the event of a forced outage which may be extended, the second (2nd) day of the outage will be treated as a Scheduled Outage.

                  ii. NON-PEAK HOUR OUTPUT PRICE ADJUSTMENT. Subsequent to the Commercial Operations Date, Operator's monthly installment of the annual Operating Fee, described in
                        Section 4.01G., will be adjusted based on the Facilities energy output during Non-Peak Hours (Non-Peak Hours shall mean the eight (8) hour period during each day designated as "Non-Peak Hours" by the Utility") as follows:

                        (a) For each Non-Peak Hour period during each day that the Facilities exceeds 504,000 kWh of gross energy production but is less than 560,000 kWh, Operator will receive an increase in the monthly installment of the annual Operating Fee of $0.010/kWh for each kWh of energy production above 504,000 kWh up to a maximum of 16,000 kWh of gross energy production during the Non-Peak Hour period for that day.

                        (b) For each Non-Peak Hour period during each day that the Facilities exceeds 560,000 kWh of gross energy production, Operator monthly installment of the annual Operating Fee will be decreased by $0.010/kWh for each kWh above 560,000 kWh of gross energy production during the Non-Peak Hour period for that day.

                  iii. TROUGH HOUR OUTPUT PRICE ADJUSTMENT. Subsequent to the Commercial Operation Date, Operator's monthly installment of the annual Operating Fee, described in
                        Section 4.01G., will be adjusted based on the Facilities energy output during Trough Hours as follows, (Trough Hour shall mean the eight (8) hour period during each day designated as "Trough Hours" by the Utility):

                        (a) For each Trough Hour period during each day that the Facilities exceeds 464,000 kWh of gross energy production but is less than 480,000 kWh, Operator will receive an increase in the monthly installment of the annual Operating Fee of $0.010/kWh for each kWh of energy production above 464,000 kWh up to a maximum of 16,000 kWh of gross energy production during the Trough Hour period for that day.

                        (b) For each Trough Hour period during each day that the Facilities exceeds 480,000 kWh of gross energy production, Operator's monthly installment of the annual Operating Fee will be decreased by $0.050/kWh for each kWh above 480,000 kWh of gross energy production during the Trough Hour period for that day.

                  iv. HEAT RATE PRICE ADJUSTMENT. The Heat Rate Adjustment will be based on the Base Heat Rate which shall be equal to 1.035 times the Heat Rate (including process steam) of the final Facilities test conducted by the EPC Contractor averaged at 6OMW, 65MW and full output of the Facilities. Subsequent to the Commercial Operations Date, Operator's monthly installment of the annual Operating Fee, described in Section 4.01G., will be adjusted based on the Facilities' monthly Heat Rate as follows:

                        (a) For each month that the Facilities' average Heat Rate (including process steam) is less than Base Heat Rate, Operator will receive an increase in the monthly installment of the annual Operating Fee of $0.003/kWh times the net energy produced for the month in kWh times the difference between the Base Heat Rate and the actual Heat Rate in Btu/kWh the quantity divided by the Base Heat Rate.

                        (b) For each month that the Facilities' average Heat Rate (including process steam) is greater than the Base Heat Rate plus 400 Btu/kWh, Operator will receive an decrease in the monthly installment of the annual Operating Fee of $0.003/kWh times the net energy produced for the month in kWh times the difference between the actual Heat Rate (including process steam) in Btu/kWh and the Base Heat Rate plus 400 Btu/kWh the quantity divided by the Base Heat Rate plus 400 Btu/kWh.

                  v. OUTAGE MAINTENANCE DAYS PRICE ADJUSTMENT. Starting with the second October 31 after the Commercial Operations Date, Operator's December monthly installment of the annual Operating Fee, described in Section 4.01G., will be adjusted based on the Outage Days used by the Operator in the preceding Annual Outage Period as follows:

                        (a) For each day that each unit's Outage Days is less than fifty-five (55) days in the preceding twelve month Annual Outage Period, Operator will receive an increase in the December monthly installment of the annual Operating Fee of Ten Thousand and No/100 Dollars ($10,000) times the number of Outage Days (in full days and fractions thereof less than fifty-five (55) for that annual period.

                        (b) For each day that each unit's Outage Days is greater than fifty-five (55) days in the preceding twelve month Annual Outage Period, Operator will receive a decrease in the December monthly installment of the annual Operating Fee of Ten Thousand and No/100 Dollars ($10,000) times the number of Outage Days (in full days and fractions thereof greater than fifty-five (55) for that annual period.

                        For the period from Commercial Operation Date to the first October 31, the base Outage Days of fifty-five
                        (55) days for determining the adjustments of the provisions 4.01H.v.(a) and 4.01H.v.(b) above shall be adjusted based on the number of days allowed to Owner by the Utility. The Price Adjustment Fee arrangement as noted in 4.01H.v.(a) and 4.01H.v.(b) above shall be calculated at Ten Thousand and No/100 Dollars ($10,000) per day.

                  vi. ENVIRONMENTAL COMPLIANCE PRICE ADJUSTMENTS. Subsequent to the Commercial Operations Date, Operator's monthly installment of the annual Operating Fee, described in
                        Section 4.01G., will be adjusted based on the Operator's compliance with applicable regulations and permits as follows:

                        (a) Operator's monthly installment of the annual Operating Fee will be increased by Five Thousand and No/100 Dollars ($5,000) based on the compliance of the Facilities' operations with all applicable regulations and permits.

                        (b) Operator's monthly installment of the annual Operating Fee will be decreased by Five Thousand and No/100 Dollars ($5,000) based on violation of any applicable regulations or permits due to the fault of the Operator.

                  vii. PERSONNEL SAFETY PRICE ADJUSTMENTS. Subsequent to the Commercial Operation Date, Operator's monthly installment of the annual Operating Fee, described in
                        Section 4.01G., will be adjusted based on the following:

                        (a) Operator's monthly installment of the annual Operating Fee will be increased by Two Thousand and No/100 Dollars ($2,000) based on no Lost Work Days on-site for that month.

                        (b) Operator's monthly installment of the annual Operating Fee will be decreased by Two Thousand and No/100 Dollars ($2,000) based on any Lost Work Days on-site for that month.

                  viii. MANAGEMENT EFFECTIVENESS AND PLANT APPEARANCE, PRICE
                        ADJUSTMENT. Subsequent to the Commercial Operation Date, Operator's monthly installment of the annual Operating Fee, described in Section 4.01G., may be increased by up to Five Thousand and No/100 Dollars ($5,000) per month based on the Owner's subjective assessment of Operator's management effectiveness and the overall housekeeping and general appearance of the Facilities.

            I.    CONTRACT PRICE ADJUSTMENT LIMITATIONS

                  i.    Should the total monthly contract price adjustments of
                        Section 4.02H. exceed Operator's monthly installment of the Operating Fee, described in Section 4.01G., the amount of such price adjustments in excess of the Operating Fee installment shall be carried forward to the next month for adjustment of that next month's installment of the Operating Fee.

                  ii. Annually, starting with the first full twelve (12) calendar month Annual Outage Period, should the total of the twelve (12) months of contract price adjustments of
                        Section 4.02H. result in a total negative amount of more than Five Hundred Thousand and No/100 Dollars ($500,000), Owner shall credit Operator on the next invoice payment with the difference between Five Hundred Thousand and No/100 Dollars ($500,000) and the total negative amount, such that Operator's maximum exposure for negative adjustments shall not exceed Five Hundred Thousand and No/100 Dollars ($500,000) per annum.

                  iii. Should the period from Commercial Operation Date to the first October 31 date be less than three hundred sixty-five (365) days, the adjustments limitations of
                        Section 4.011.ii. above shall be prorated based on the number of days between the Commercial Operation Date and October 31 divided by three hundred sixty-five (365) days.

                  iv. Price Adjustments shall be phased in on a pro-rata basis during the interim period during which only one unit is in commercial operation.

      4.02 OPERATOR PROCUREMENT TO OWNER'S ACCOUNT. Operator may procure those items and services which are considered Reimbursable Costs and are included in the Approved Budget by issuing purchase orders to be paid directly by Owner on Owner's purchasing and requisition forms. Operator shall supply a confirming copy of the purchase order to Owner. For purchase orders in excess of the equivalent of One Thousand and No/100 Dollars (US$1,000) or for any items not in the Approved Budget, Operator is required to receive written authorization from Owner's Representative prior to issuing purchase orders to be paid directly by Owner on Owner's purchasing and requisition forms.

      4.03 NOT USED

      4.04 TAXES. Owner shall pay or reimburse all taxes or duties arising from this Agreement, other than tax on Operator's income, as provided in Section 3.10B. If the People's Republic of China "deem" a profit to Operator based upon payments relating to this Agreement in an amount in excess of the Operating Fee, as adjusted pursuant to Section 4.01H., the deemed profit tax payable by Operator on that excess amount shall be a Reimbursable Cost. Operator shall use its best efforts to minimize the amount of any such "deemed" profit.

      4.05 INVOICING. Operator will invoice monthly for all Reimbursable Costs and Fees payable under this Agreement. Operator shall include in its invoice the Operating Fee and the anticipated Reimbursable Costs payable under Section 4.01D, for the month following the invoice submission.

With respect to other Reimbursable Costs and any Contract Price Adjustments pursuant to Section 4.01H, Operator's invoice shall include amounts payable from the preceding month. On a quarterly basis, Operator and Owner will reconcile actual Reimbursable Costs under Section 4.01D with the projected amounts which have been paid hereunder, and Operator's next invoice following such reconciliation will be adjusted accordingly.


                                   SECTION V
                                    PAYMENT

      5.01 PAYMENT OF MONTHLY COMPENSATION. The payment required by Section IV, will be made on a calendar month basis. Operator shall submit its invoices by the fifth day of the month. Owner shall pay the amount due to Operator on or before the thirtieth (30th) day following the date the invoice is received by Owner, provided that invoices are submitted in a timely manner to allow payment in the applicable month in accordance with applicable loan requirements. Invoices not timely submitted shall be paid within sixty (60) days. Operator shall submit its billing together with copies of supporting invoices, vouchers, receipts, and such other evidence of payment as Owner shall require.

      5.02 PAYMENT OF TERMINATION PAYMENTS. Owner shall pay the amount due pursuant to Section 7.02 to Operator on or before the thirtieth (30th) day following the date the invoice for such amount is received by Owner. Operator shall submit its billing together with copies of supporting invoices, vouchers, receipts, and such other evidence of payment as Owner shall require.

      5.03 PAYMENT DISPUTES. In the event of a dispute or question regarding any invoice submitted by Operator, (i) all amounts not disputed or in question shall be promptly paid as and when required by Section 5.01 above, (ii) an explanation of the dispute shall be promptly transmitted by Owner to Operator, (iii) Owner and Operator shall immediately seek to resolve the dispute or question, and (iv) payment shall be made within ten (10) days of any remaining amount due when the dispute is resolved.

      5.04 AUDIT RIGHTS. Owner shall have the right to audit Operator's books and records to verify that all reimbursable costs are properly charged to Owner. No audit rights extend to the makeup of lump sum amounts, unit rates, fixed percentages or multipliers as may be agreed upon between Owner and Operator.

      5.05 INTEREST. If Owner should fail to pay Operator the amounts due and payable hereunder, except to the extent such amounts may be in dispute, such delinquent payments shall bear interest at an annual rate equal to one and twenty-five hundredths (1.25) times the prime interest rate then currently charged by the Chase Manhattan Bank in New York, New York prorated for the period of arrears, but in no event shall such rate exceed the maximum legal rate allowed by applicable usury laws. Payment of interest shall not excuse or cure any default or delay in payment of amounts due.

                                  SECTION VI
                                     TERM

      6.01 TERM. This Agreement shall become effective as of the date of execution of this Agreement, and shall continue in effect thereafter until the tenth (10th) anniversary of the date of Commercial Operations unless otherwise terminated as provided in this Agreement.

      6.02 EXTENSION OF TERM. Owner and Operator may elect to extend such term for two additional periods of five (5) years each. Any extension of the term of this Agreement will be affected by mutual written agreement between the parties after having given notice of the desire to so extend at least sixty (60) days prior to the end of the then effective term. All of the terms and conditions of this Agreement which are not modified or changed in any such written agreement shall remain in full force and effect throughout any such extended term.


                                   SECTION VII
                                   TERMINATION

      7.01 TERMINATION BY OWNER WITHOUT CAUSE. Owner shall have the right to terminate this Agreement upon any termination of the Power Agreement. Any Lender to the Facilities shall have the right to terminate this Agreement for convenience should it declare an "Event of Default" under the Loan Documents after any cure period or other ability of Owner or any other party to cure any such default. In addition, Owner shall have the right to terminate this Agreement for convenience or in the event that the Facilities are sold to a third party who intends to operate the Facilities. In the event Owner gives a written termination notice pursuant to the provision of this Section 7.01, this Agreement shall terminate as of the date specified in such notice which shall be no earlier than fifteen (15) days after the date the notice is given.

      7.02 TERMINATION PAYMENTS. Upon termination pursuant to this Section VII, Owner shall pay Operator: (i) all outstanding costs pursuant to Section IV hereof; (ii) reasonable costs that may be incurred by Operator in support of the termination of this Agreement, and (iii) reasonable severance costs resulting from the termination of employment of Operator's employees. Payment of these amounts will be in accordance with Section V.

      In the event of termination for convenience pursuant to Section 7.01 or in the event of termination pursuant to Sections 7.04A. and 7.04B., Owner shall pay, in addition to the amounts above, monthly termination payments from the date of termination through the original Term of this Agreement. The monthly amounts for such payments shall be determined from the following schedule and shall be in accordance with Section V:

      A. Twenty-Five Thousand and No/100 Dollars ($25,000) per month from the Commercial Operation Date through the twenty-fourth (24th) month following the Commercial Operation Date;

      B. Twenty Thousand and No/100 Dollars ($20,000.00) per month for the twenty-fifth (25th) month through the forty-eighth (48th) month following the Commercial Operation Date; and

      C. Fifteen Thousand and No/100 Dollars ($15,000) per month for the forty-ninth (49th) month following the Commercial Operation Date through the original Term of this Agreement.

      Owner may pay at its sole option Operator these monthly termination payments in a lump sum based on the net present value of the payment stream discounted at a rate of twelve percent (12%) per annum.

      7.03 TERMINATION BY OWNER FOR CAUSE. Owner may terminate this Agreement upon written notice to Operator as provided for in Section 7.05 upon the occurrence of any of the following:

      A. Operator's failure to provide adequate qualified personnel to perform its obligations under the Agreement.

      B. Repeated failure of the Facilities to produce adequate thermal or electrical energy to enable Owner to meet its obligations to the Utility to the extent such failure was in Operator's control.

      C. Outage Days for either unit which when added with the remaining Scheduled Annual Overhaul Outages for that unit during the Annual Outage Period exceed forty-five (45) days on or before May 1 of any year, or exceed fifty (50) days on or before August 1 of any year, or exceed fifty-five (55) days at any time after August 1 of any year until the end of the applicable Annual Outage Period; provided, however, that in the case of Annual Outage Periods during which there is a planned major boiler/turbine overhaul during the last two
            (2) months of the Annual Outage Period, Operator may, within five
            (5) days after the applicable maximum Outage Days described above occurs, request Owner to seek the approval of the Utility to reschedule such maintenance in a manner that will allow Operator to avoid the termination provisions of this Section. In the event Owner is able to reschedule such maintenance with the Utility within twenty-five (25) days after receipt of the request of Operator, the termination shall not take effect unless Operator thereafter exceeds the maximum number of Outage Days using the revised Scheduled Annual Overhaul Outages. In the event Owner is unable to reschedule such maintenance within such twenty-five (25) day period, after using reasonable efforts to do so, Owner may terminate this Agreement.

      D. Failure of the Operator to perform in any material respect any service or obligation to be performed by it hereunder or any representation or warranty shall prove to be incorrect in any material respect.

      E. The appointment of a receiver, liquidator or trustee for Operator by a court of competent jurisdiction or an adjudication of bankruptcy or insolvency by any such court or the filing by Operator of a petition seeking an adjudication of bankruptcy or insolvency.

      F. Continuance of a Force Majeure by Operator for more time than that allowed in Section 12.01.

      7.04 Termination By Operator For Cause. Operator may terminate this Agreement upon written notice to Owner as provided for in Section 7.05 upon the occurrence of any of the following:

      A. Failure to pay undisputed amounts due to Operator under this Agreement in accordance with Section V.

      B. Failure of Owner to perform in any material respect any service or obligation to be supplied or performed by it or any representation of warranty shall prove to be incorrect in any material respect.

      C.    Failure of Owner to obtain the Facilities Funding Date by June 30,
            1997:

      D. Continuance of a Force Majeure by Owner for more time than that allowed in Section 12.01.

      7.05 WRITTEN NOTIFICATION OF TERMINATION. In the event a written termination notice is given pursuant to Sections 7.03A., 7.03D. or 7.04B., such notice shall set forth the circumstances providing the basis for such termination and the Party which receives such notice shall have thirty (30) days to remedy such condition. In the event such circumstance is not corrected by the Party receiving such notice, or the Party receiving such notice has not taken substantive action acceptable to the other Party in its sole discretion to correct the circumstances by the end of such thirty (30) day period, this Agreement shall terminate.

      7.06 TERMINATION PROCEDURE. Neither Party may terminate this Agreement except as provided in this Section VI I. Operator shall, in the event of termination, take all reasonable steps necessary to assure an orderly transfer of operation and maintenance responsibility to Owner or to Owner's designee including, without limitation, the delivery of all of the following to Owner or to any such designee:

      A. All operation, maintenance or other records, manuals and procedures associated with the Facilities.

      B. All tools, Consumables, spare parts and equipment associated with the Facilities.

      C. At the option of Owner or such designee, assignments to Owner or such designee, in form reasonably satisfactory to Owner or such designee, of any agreements between Operator and third parties relating to the performance of the obligations of Operator under this Agreement.

      7.07 OWNER CURE OF OPERATOR'S DEFAULT. In the event of a default by Operator in its obligations hereunder, Owner may (but shall not be required to) cure such default and may charge Operator any additional incremental costs incurred by Owner to cure such default. The exercise by Owner of this right shall not waive any other rights of Owner hereunder.

                                 SECTION VIII
                         INSURANCE AND INDEMNIFICATION


      8.01 INSURANCE. Without limiting any of the obligations or liabilities of the Operator,Operator shall at all times throughout the term of this Agreement and any renewal thereof, carry and maintain, or cause to be maintained, at its own expense, insurance with at least the minimum insurance coverage set forth below and such other additional insurance as may reasonably be required from time-to-time by the Owner. All insurance carried and maintained pursuant to this Agreement shall be with insurers, and shall be in such form as shall be satisfactory to the Lender.

      A. Operator shall carry and maintain or cause to be maintained worker's compensation insurance (or other similar or equivalent social insurance) written in accordance with the governing insurance laws of the People's Republic of China and employers' liability coverage in an amount not less than $1,000,000 per occurrence in the annual aggregate. The employers' liability coverage shall not contain an occupational disease exclusion.

      B. Operator shall carry and maintain or cause to be maintained comprehensive automobile liability insurance covering all owned, non-owned and hired vehicles. Such coverage shall be written in an amount not less than $1,000,000 combined single limit per occurrence in the annual aggregate.

      C. Owner shall provide a Contractor's All Risk (CAR) insurance policy for the Facilities covering the general liability and builder's risk exposure. The limit of liability insurance will be $90,000,000 and Owner, Operator, Subcontractors, and Financing Entities will be named insureds.

      D. Following Final Acceptance, Owner shall procure and maintain all risk property insurance (including boiler and machinery and business interruption insurance) naming Operator as an additional insured and providing a waiver of subrogation in favor of Operator and designated Subcontractors. Subject to Owner's approval, such insurance may also include such other Persons as may be requested by Operator as additional insureds.

      E. Commercial General Liability Insurance. Owner shall provide coverage for Owner and Operator against claims for third party bodily injury (including death) and third party property damage. Such insurance shall provide coverage for products - completed operations, blanket contractual, explosion, collapse and underground coverage, broad form property damage and personal injury insurance. The policy will provide a combined single limit of liability of $20,000,000 per occurrence and in the aggregate for bodily injury and property damage.

      F. Owner shall furnish Operator and in turn Operator shall furnish Owner with evidence of the insurance required hereunder, in the form of insurance certificates. All such insurance certificates shall represent that the policies may not be canceled or changed with respect to the requirements of this
            Section 8.01 without thirty (30) days prior written notice to Operator or its permitted assigns.

      G. All deductibles or self-insured retentions under its respective policies shall be the sole responsibility of the Operator.

      H. Any insurance carried and maintained in accordance with this Agreement shall be endorsed to provide that:

            i. Owner and any Lender to the Facilities, shall be named as additional insureds with respect to insurance carried pursuant to items A. employers liability (only if possible) and B. Any obligation imposed upon the Operator (including the liability to pay premiums) shall be the sole obligation of the Operator and not that of the Owner or Lender;

            ii. The interest of the Owner and any Lender to the Facilities shall not be invalidated by any action or inaction of the Operator or any other person and all policies shall insure the Owner and Lender regardless of any breach or violation by the Operator or any other Person of any warranties, declarations, or conditions in such policies;

            iii. The insurer thereunder waives all rights of subrogation against the Owner, any Lender to the Facilities, and the Utility, any right of set off and counterclaim and any other right to deduction due to outstanding premium, whether by attachment or otherwise;

            iv. Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Owner, any Lender, and the Utility with respect to their interests as such in the Facilities;

            v. Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements (other than the limits of liability) shall operate in the same manner as if there were a separate policy covering each insured; and

            vi. If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage that affects the interests of the Owner, any Lender, and the Utility, such cancellation or change shall not be effective as to the Owner, such Lender, and the Utility, until thirty (30) days after receipt by the Owner, Lender, and the Utility of written notice sent by registered mail from such insurer of such cancellation or change; provided, however, that such thirty (30) day period shall be reduced to ten (10) days in the case where cancellation results from the nonpayment of premiums.

      J. On or before the execution of this Agreement and annually thereafter, Operator shall arrange for furnishing Owner and third party for which Owner makes written request with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer. Such certification or notice, as the case may be, shall identify insurers, the type of insurance, the insurance limits and the policy term and shall specifically list the special endorsements in Section 8.01 D. above. Operator will furnish Owner and any third party with copies of all insurance policies, binders, and cover notes or other evidence of such insurance relating to the Facilities in the event of a claim.

      K. Concurrently with the furnishing of the certification referred to in item J. above, Operator will furnish Owner and any third party at the request of Owner with a report of each insurer or insurance broker stating that all premiums then due from the Operator have been paid and that in the opinion of such insurer or insurance broker, the insurance then carried and maintained with respect to the Facilities is in accordance with the terms of this Agreement. Furthermore, Operator will cause an insurer or insurance broker to advise Owner and any third party promptly in writing of any default in the payment of any premiums or any other act or omission on the part of the Operator or any other person of which such broker has actual knowledge which might invalidate or render unenforceable, in whole or in part, any insurance provided hereunder. Owner and/or such third party may, at their sole option, obtain such insurance if not obtained by the Operator and, in such event, Operator shall reimburse Owner and/or such third party upon demand for the cost thereof.

      8.02 RISK OF LOSS. Owner shall bear the risk of physical loss or damage to the Facility, including all materials, equipment and supplies (including temporary materials, equipment and supplies) purchased for permanent installation in or use during construction of the Facility, regardless of whether Owner has title thereto. Operator and Subcontractors shall have no liability at any time for loss or damage to property of Owner, or in custody of Owner, and Owner releases Operator and their Subcontractors there from. Operator and their Subcontractors shall also have no liability for any loss of, or damage to the Facility, as it is the intent of the Parties to rely on the proceeds of Owner's insurance as satisfaction for any loss or damage to the Facility, and Owner releases Operator and their Subcontractors for any such loss or damage.

      8.03 INDEMNIFICATION.

      A.    Subject to the scope and limits of the insurance coverages listed in
            Section 8.01 above; Operator agrees to defend and indemnify Owner, any Lenders, and the Utility and their respective directors, officers and employees (collectively "Indemnitee") against, and hold them harmless from any and all claims, suits, liabilities and legal expenses (collectively "Claims") resulting from or in connection with Operator's performance, negligent performance, or non-performance of its obligations hereunder except where such Claims were caused by the sole negligence or willful misconduct of an indemnitee, provided that Operator shall be promptly notified in writing so such claim or suit brought against such indemnitee and shall be permitted to participate in the defense thereof.

      B.    Subject to the scope and limits of the insurance coverages listed in
            Section 8.01 above; Owner agrees to defend and to indemnify Operator and its directors, officers and employees (collectively "Operator Indemnitee") against, and to hold them harmless from any and all Claims, resulting from or in connection with Owner's performance, negligent performance, or non-performance of its obligations hereunder, except where, such claims were caused by the sole negligence or willful misconduct of the Operator Indemnitee, provided that the same notification to, and opportunity to participate, specified in Section 7.05A. above is afforded to Owner.

      C. Owner agrees to defend and to indemnify Operator Indemnitees against and to hold them harmless from any and all claims, resulting from or in connection with Operator indemnitee acting under the EPC Contractor's supervision and direction, the EPC's Contractor's performance, negligent performance or non-performance of its obligations pursuant to Section 2.02, except where such claims where caused by Operator's Indemnitee's failure to comply with the directions given by EPC Contractor and/or the sole negligence or willful misconduct of Operator's indemnitee.

      D. Indemnities against, releases from, assumptions of, and limitations on liability expressed in this Agreement, as well as waivers of subrogation rights, shall apply even in the event of the fault, negligence or strict liability of the Party indemnified or released or whose liability is limited or assumed or against whom rights of subrogation are waived and shall extend to the partners of each Party, their Affiliates, and their respective officers, directors, employees, and agents.

      8.04 ADDITIONAL INSURED. Any Lender and the Utility shall be named as an additional insured under the foregoing policies of insurance.

      8.05 PRE-EXISTING CONTAMINATION. Anything herein to the contrary notwithstanding, title to, ownership of, and legal responsibility and liability for any and all pre-existing contamination shall at all times remain with Owner. "Pre-existing contamination" is any hazardous or toxic substance present at the site or sites concerned which was not brought onto such site or sites by Operator. Owner agrees to release, defend, indemnify and hold Operator harmless from and against any and all liability which may in any manner arise in any way directly or indirectly caused by such pre-existing contamination except if such liability arises from Operator's gross negligence or willful misconduct.

      8.06 DAMAGE LIMITATION. Except as expressly provided herein, Operator nor Owner shall have liability to the other party hereunder for indirect, incidental or consequential damages, including, without limitation, loss of revenues, liability for loss of use of the Facility or existing property, loss of profits, loss of product or business interruption, howsoever caused, including breach of contract, tort (including negligence), strict liability or otherwise.


                                  SECTION IX
                             PERMITS AND LICENSES

      9.01 OWNER PERMITS AND LICENSES. Owner shall be responsible for obtaining and maintaining all permits, approvals and licenses, required to be in the name of Owner, necessary for the operation and maintenance of the Facilities (unless specifically determined to be within the scope of work undertaken by Operator). Operator shall cooperate with Owner in obtaining and maintaining such permits and licenses and in preparing reports required thereunder.

Operator shall promptly advise Owner of any required permits and licenses or renewals of which it becomes aware.

      9.02 OPERATOR PERMITS AND LICENSES. Operator shall be responsible for obtaining and maintaining all permits, approvals and licenses required to be in the name of Operator and otherwise required to be obtained by Operator in the performance of his duties hereunder.


                                   SECTION X
                            INDEPENDENT CONTRACTOR

At all times, Operator shall perform the requirements of this Agreement as an independent contractor to the Owner. Operator shall have full responsibility for the control and direction of its employees, servants and agents. Operator shall be fully and solely responsible for the payment of such employees, servants and agents and for the payment of all obligations incurred by Operator in performing the requirements of this Agreement. This Agreement is not intended to and shall not create a partnership of any kind or type. Except for as provided in Section 2.08, Operator shall not be an agent for and may not bind Owner. Owner shall not be an agent for and may not bind Operator.


                                  SECTION XI
                            COORDINATION AND ACCESS

      11.01 ACCESS. Owner shall provide Operator and its employees, agents, and subcontractors with full and free access to the Facilities at all times to perform its obligations under this Agreement. Operator shall furnish Owner with a list of employees engaged in operation and maintenance of the Facilities and shall inform Owner in writing of all changes thereto. Operator, its employees, agents and subcontractors shall comply with all safety and other requirements established by Operator and Owner in connection with such access.

      11.02 COORDINATION; REQUIRED LEVEL OF PERFORMANCE. Operator's personnel will interface with Owner's Representative and with appropriate representatives of the Utility. Operator shall accept daily instructions from the Utility, steam purchasers, and Owner as to projected requirements, subject to the design limits of the Facilities. In the event of any interruption of the operation of the Facilities or in the event Operator is unable to operate the Facilities so as to meet the such requirements of the Utility, steam purchasers, and Owner, Operator shall immediately notify Owner of the circumstance and shall exert its best efforts to restore the Facilities to its required operating level.


                                  SECTION XII
                                 FORCE MAJEURE

      12.01 FORCE MAJEURE. Neither Party shall be responsible or liable for or subjected to a termination of this Agreement for or deemed in breach of this Agreement as a result of any delay or deficiency in the performance of its obligations hereunder to the extent that such delay or deficiency is due to circumstances beyond its reasonable control. "Force Majeure Event" shall mean any event that is not foreseeable and for which the damages caused by the event are not reasonably preventable by the Party declaring Force Majeure and cannot be overcome such that it adversely affects one Party's performance of its obligations under this Agreement, including, without limitation, unusually severe weather conditions (i.e., lightening, hurricane or typhoon); any natural disasters such as fire or earthquakes, any labor difficulty not involving employees of any parties hereto, any labor difficulty involving employees of parties hereto to the extent such employees are members of a labor union and such labor difficulty is in violation of a labor contract or in violation of applicable laws; any labor difficulty involving employees of parties hereto, not caused by the act or the failure to act on the part of the relevant party hereto, to the extent such employees are in the process of becoming members of a labor union; war; inability to obtain fuel for the Facilities; riots; requirements, actions or failures to act on the part of governmental authorities preventing performance; any modifications or changes in law, regulations or rules made by the government of The People's Republic of China or any other local government or their agencies which directly or indirectly affect either Parties' performance of its obligations under this Agreement; inability despite due diligence to obtain required licenses or approvals; accident; fire; damage to or breakdown of necessary facilities; or transportation delays or accidents (such causes hereinafter called "Force Majeure"); provided that:

      A. The non-performing party shall give the other party written notice within a reasonable time after the discovery of the Force Majeure describing the particulars of the occurrence;

      B. The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure but under no circumstances shall the Force Majeure exceed one hundred and eighty
            (180) days; however, if such Force Majeure is declared by Operator and results in the inability of the Facilities to furnish Dependable Capacity to the Utility as required by the Power Agreement;

      C. The Party with a deficiency in its performance uses its best efforts to remedy such deficiency and to mitigate the effect of the Force Majeure Event. If the Force Majeure Event is labor related, Operator shall use best efforts to hire new employees or enter into new subcontracts;

      D. When the non-performing Party is able to resume performance of its obligations under this Agreement that Party shall give the other Party written notice to that effect;

      E. If Operator declares Force Majeure, Owner shall have the immediate right to enter the site at Owner's discretion to operate and maintain the Facilities until such time as the Force Majeure is resolved; and

      F. The Force Majeure shall not excuse failure to apply money obligations nor shall it excuse any deficiency in performance to the extent caused by any negligent or intentional act, error, or omission, or failure to comply with any law, rule, regulation, order or ordinance.

      12.02 EXTENSION OF AGREEMENT BY FORCE MAJEURE. Except as otherwise provided, in no event will any condition of Force Majeure extend this Agreement beyond its stated Term.

                                 SECTION XIII
                                  ARBITRATION

Any unresolved dispute that may arise between the Parties regarding this Agreement shall be settled by arbitration. The arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association. Venue for any arbitration proceedings shall be in Dallas, Texas. In such proceedings, the arbitrator shall have the authority to include in his award reimbursement of attorney fees and costs to the prevailing Party. Such award shall be final and binding upon the parties and may be entered and enforced in any court of appropriate jurisdiction.


                                  SECTION XIV
               OPERATOR AND OWNER REPRESENTATIONS AND WARRANTIES

      14.01 REPRESENTATIONS AND WARRANTIES OF OPERATOR. Operator represents and warrants, as of the date hereof, as follows:

      A. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business in and is in good standing in the State of Nevada and shall be qualified to do business in the People's Republic of China within one hundred twenty (120) days after Notice of Proceed to the Commercial Operation Date, and in any other jurisdiction where it is required to be so qualified;

      B. It has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Agreement, which action has not been superseded or modified, and this Agreement constitutes the legal, valid and binding obligation of Operator, enforceable in accordance with its terms;

      C. The execution, delivery and performance of this Agreement do not violate (i) its articles of incorporation or by-laws or any resolution of its Board of Directors or other committees charges with the governance of its affairs, (ii) any contract to which it or, to the best of its knowledge, any of its Affiliates is a party or (iii) any law, rule, regulation, order writ, judgment, injunction, decree or determination affecting Operator or any of its properties;

      D. It has not filed any petition for relief under the bankruptcy laws of the United States of America, or any other sovereign nation has not made nor is making an assignment for the benefit of creditors, initiated nor been the subject of any proceeding seeking to have a receiver or trustee appointed to liquidate or manage its affairs, and none of its properties is subject to the jurisdiction of any bankruptcy court of the United States of America or any receivership proceeding;

      E. No litigation is pending or, to its knowledge, threatened which seeks to restrain it from performing its obligations hereunder or the adverse outcome of which would materially affect its business or its ability to perform its obligations hereunder;

      F. No authorization or approval or other action by, and notice to or filing with, any government agency or regulatory body is required for the due execution, delivery and performance by Operator of this Agreement which have not been obtained;

      G. It or one of its Affiliates is experienced in the operation, maintenance and repair of electrical generating facilities, has complied with the provisions of all applicable laws, including, without limitation, environmental laws, respecting the operation of such facilities and has not been and is not currently subject to any judgment or settlement of any claim imposing significant liability on it for noncompliance with law or mismanagement in its operation of any electric power generating facility; and

      H. It is familiar with the terms of the Power Agreement and steam sales agreements if Operator is to operate the steam sales agreements which affect or relate to the operation of the Facilities.

      14.02 REPRESENTATIONS AND WARRANTIES OF OWNER. Each of Tangshan Panda, Tangshan Pan-Western, Tangshan Cayman, and Tangshan Pan-Sino represents and warrants, as of the date hereof, as follows:

      A. It is a foreign joint venture company duly organized, validly existing and in good standing under the laws of the People's Republic of China;

      B. It has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Agreement, which action has not been superseded or modified, and this Agreement represents the valid and binding obligation of Owner, enforceable in accordance with its terms.

      C. The execution, delivery and performance of this Agreement do not violate (i) its Joint Venture Contracts, Articles of Association, or by-laws or any resolution of its Board of Directors or other committees charges with the governance of its affairs, (ii) any contract to which it is a party or (iii) any law, rules, regulation, order, write, judgment, injunction, decree or determination affecting Owner or any of its properties;

      D. It has not filed any petition for relief under the bankruptcy laws of the United States of America or any other sovereign nation, has not made nor is making an assignment for the benefit of creditors, has not initiated nor been the subject of any proceeding seeking to have a receiver or trustee appointed to liquidate or manage its affairs, and none of its properties is subject to the jurisdiction of any bankruptcy court of the United States of America or any receivership proceeding

      E. No litigation is pending or, to its knowledge, threatened which seeks to restrain the performance of its obligations hereunder or the adverse outcome of which could materially affect its business or its ability to perform its obligations hereunder; and

      F. No authorization or approval or other action by, and notice to or filing with, any government agency or regulatory body is required for the due execution, delivery and performance by Operator of this Agreement which have not been obtained.

      All notices, approvals, consents, requests and other communications hereunder shall be in writing and shall be deemed to have been given when delivered to the other Party by registered, certified, or express mail, return receipt requested, postage prepaid, or by telecopy, addressed as follows:

            If to Operator:

                        DUKE/FLUOR DANIEL INTERNATIONAL SERVICES
                        2225 East Flamingo Road, Suite 307
                        Las Vegas, Nevada 89119
                        ATTN: Vice President, Operations and Maintenance

                        DUKE/FLUOR DANIEL
                        One Coliseum Centre
                        2300 Yorkmont Road
                        Charlotte, North Carolina 28217
                        ATTN: Vice President, Operations and Maintenance

            If to Owner:

                        Tangshan Panda Heat and Power Co., Ltd.
                        Luannan County
                        Hebei Province
                        The People's Republic of China
                        ATTN: General Manager

                        Tangshan Pan-Western Heat and Power Co., Ltd. Luannan County
                        Hebei Province
                        The People's Republic of China
                        ATTN: General Manager

                        Tangshan Cayman Heat and Power Co., Ltd.
                        Luannan County
                        Hebei Province
                        The People's Republic of China
                        ATTN: General Manager

                        Tangshan Pan-Sino Heat Co., Ltd.
                        Luannan County
                        Hebei Province
                        The People's Republic of China
                        ATTN: General Manager

                        Panda Energy International, Inc.
                        4100 Spring Valley, Suite 1001
                        Dallas, TX  75244
                        ATTN:  Director of Operations

            Either Party may change or augment their above address by written notice given as provided herein.


                                  SECTION XVI
                                APPLICABLE LAW

      16.01 CHOICE OF LAW. This Agreement shall be deemed to have been made in Dallas, Texas and to be performed in China. It shall be construed in accordance with the laws of the State of Texas without application of its conflicts of laws provisions.

      16.02 CERTAIN LEGAL REPRESENTATIONS AND UNDERTAKINGS. Each of Operator and Owner represent, undertake and warrant that it will not engage in and that no funds shall be used directly or indirectly for any illegal payments or activities under the laws of The People's Republic of China or of the United States of America.

      Payments made to any person shall not be used for any improper or unlawful purposes, including any form of comical bribe, kickback, or influence payment. Without limiting the generality of the foregoing, it is expressly understood that neither Operator nor Owner shall, directly or indirectly, give, pay, offer, promise nor authorize the giving or payment of, any money or anything of value to any officer or employee of any government or any department, agency, or instrumentality thereof, to any person acting in an official capacity for or on behalf of any government or any department, agency or instrumentality, to any political party official, or to any candidate for political office for the purpose of influencing any act or decision in order to assist the Partnership in obtaining, retaining or directing business to the Partnership, or any other person or entity. No party shall establish or maintain any undisclosed or unrecorded funds or assets nor falsify or cause the making of any artificial entries in any books or records in connection with any services performed under this Agreement.

      In addition to the foregoing provisions, each of Operator and Owner expressly undertake that in connection with any inspection or audit of the records of either party, to insure compliance with the provisions hereof, the audited party shall cooperate fully with the auditing party or its designee, shall refrain from making any false or misleading statements, and shall not omit to state, or cause any person to omit to state, any material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                 SECTION XVII
                                  NON-WAIVER

      The failure of Owner or of Operator to enforce any of the terms and conditions or to exercise any right or privilege under this Agreement shall not be construed as waiving any such term or condition or right or privilege and the same shall continue and remain in force and effect as if no such failure to enforce or exercise has occurred. No waiver shall be valid unless so stated in writing.


                                 SECTION XVIII
                                     TITLE

      Title to all tools, equipment, supplies and parts purchased by Operator and of all reports, record logs and documentation prepared by Operator pursuant to this Agreement shall pass directly upon payment by Owner. Said tools, equipment, supplies and parts shall be and become the property of Owner free of all liens and encumbrances except as provided for in Section 2.14

                                  SECTION XIX
                                  ASSIGNMENT

      Operator may not assign either its rights or duties under this Agreement without the prior written consent of Owner and Lender which shall not be unreasonably withheld. Operator shall execute all consents to assignment reasonably required by Lenders to the Facilities.


                                  SECTION XX
                                 MISCELLANEOUS

      20.01 CONFIDENTIALITY. All Proprietary Information of a Party (the "Transferred") which is \disclosed to or otherwise received or obtained by the other Party (the "Transferee") incident to this Agreement is disclosed, and shall be held, in confidence, and the Transferee shall not publish or otherwise disclosed any Proprietary Information to any person for any reason or purpose whatsoever or use any Proprietary Information for its own purposes or for the benefit of any person, without the prior written approval of the Transferor for a period of eight (8) years from the date of receipt of such Proprietary Information; provided, however, that the Proprietary Information may be disclosed to any prospective financier of the Facilities for purposes of obtaining financing for the development, construction, operation or maintenance of the Facilities;and, provided further that nothing herein shall limit the right of the Transferee to provide any Proprietary Information to any court or governmental authority having jurisdiction over or asserting a right to obtain such information, provided that (i) such court or governmental authority orders that such Proprietary Information be provided, and (ii) the Transferee promptly advises the Transferor of any request for such information by such governmental authority and cooperates in giving the Transferor an opportunity to present objections, requests for limitation, and/or requests for confidentiality or other restrictions on disclosure or access, to such court or governmental authority.

      The term "Proprietary Information" means all written information which has been or is disclosed by the Transferor, or by an affiliate, officer, employee, agent, representative, consultant, contractor, subcontractor or partner of the Transferor, or which other becomes known to the Transferee or other party in a confidential relationship with the Transferee, and which (x) relates to matters such as patents, trade secrets, research and development activities, draft or final contracts or other business arrangements, books and records, budgets, cost estimates, pro forma calculations, engineering work project, environmental compliance, pricing information, operations and maintenance procedures, private processes and other similar information, as they may exist from time-to-time, or (y) the Transferor expressly designates in writing to be confidential. However, Proprietary Information shall exclude:

      A. Information that, at the time of disclosure hereunder is in the public domain, other than any such information which entered the public domain by breach of this Agreement or in violation of applicable law;

      B. Information that, after disclosure hereunder, enters the public domain, other than information that entered the public domain by breach of this Agreement or any other agreement, or in violation of applicable law;

      C. Information, other than that obtained from third parties, that prior to disclosure hereunder, was already in the recipient's possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

      D. Information obtained by the recipient from a third party having an independent right to disclose the information; or

      E. Information that is obtained through independent research without use of or access to the Property Information.

      20.02 JOINT SEVERAL LIABILITY. Tangshan Panda, Tangshan Pan-Western, Tangshan Cayman, and Tangshan Pan-Sino, shall be jointly and severally liable for the obligations under this Agreement.

      20.03 AMENDMENTS. All amendments to this Agreement must be written and must be signed by both parties hereto. Owner shall give Operator written notice of any relevant amendments to the Loan Documents in a timely manner. If an amendment or sub-agreement to the Power Agreement, or an amendment to the Loan Documents materially adversely affects the performance of the Parties to this Agreement, the Parties shall negotiate in good faith to amend this Agreement accordingly, including, but not limited to, appropriate modifications to the Contract Price Adjustments and Terminations for Default provisions, however, such amendment(s) shall preserve the rights of the Parties hereto.

      20.04 INVALIDITY. If any provision of this Agreement shall be found to be invalid by any court of competent jurisdiction, such finding shall not invalidate any other provision hereof.

      20.05 SUCCESSORS & ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and upon their respective successors and assigns.

      20.06 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, and discussion between the Parties pertaining to the subject matter of this Agreement.

      20.07 SURVIVAL. The provisions of this Agreement which by their nature are intended to survive the cancellation, completion or termination of the Agreement shall continue as valid and enforceable commitments of the Parties notwithstanding any such cancellation, completion or termination.

      20.08 WAIVER OF CONSUMER RIGHTS. The Parties HEREBY WAIVE THEIR RIGHTS under the Deceptive Trade Practices Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a law that gives consumers special rights and protections. After both Parties have consulted with attorneys of their own selection, they voluntarily consent to this waiver.

      20.09 LIMITATIONS APPLICATION. Neither Party makes any representations, covenants, warranties or guarantees, express or implied, other than expressly set forth herein. The Parties' rights, liabilities, responsibilities and remedies with respect to the Services, whether in contract or otherwise, shall be exclusively those expressly set forth in this Agreement.

      20.10 THIRD PARTY BENEFICIARIES. Excluding rights any lenders to the Facilities, this Agreement is not intended to create any third party beneficiary or rights.

      20.11 NOT USED

      20.12 COUNTERPARTS. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument.

Executed on the first day above-written.


DUKE/FLUOR DANIEL INTERNATIONAL SERVICES

By: /s/ MICHAEL J. EPPRECHT
Name: Michael J. Epprecht
Title: Vice President


TANGSHAN PANDA HEAT AND POWER COMPANY, LTD.

By: /s/ JOHN R. ZAMLEN
Name: John R. Zamlen
Title: Authorized Legal Representative



TANGSHAN PAN-WESTERN HEAT AND POWER COMPANY, LTD.
By: /s/ JOHN R. ZAMLEN
Name: John R. Zamlen
Title: Authorized Legal Representative

TANGSHAN CAYMAN HEAT AND POWER COMPANY, LTD.

By: /s/ JOHN R. ZAMLEN
Name: John R. Zamlen
Title: Authorized Legal Representative



TANGSHAN PAN-SINO HEAT COMPANY, LTD.

By: /s/ JOHN R. ZAMLEN
Name: John R. Zamlen
Title: Authorized Legal Representative